Pricing Supplement No. 3 Dated March 13, 1996
(To Prospectus Supplement dated February 20, 1996    Pursuant to Rule 424(b)(3)
and Prospectus dated January 31, 1996)               Registration Statement
                                                      No. 33-64193


J.P. Morgan & Co. Incorporated
Medium Term Notes, Series A
(Fixed Rate Notes)

Principal Amount: $25,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP: 61687Y AC1

Trade Date: March 13, 1996

Settlement Date: March 18, 1996

Maturity Date: March 18, 1999

Price to Public (Issue Price): 99.890%

Net Proceeds to Issuer: $24,972,500

Interest Rate (per annum): 6%

Interest Payment Date(s): March 15 and September 15 of each year commencing September 15, 1996, except that the final interest payment shall be made on the maturity date.

Record Date(s):     (X)  March 1 and September 1 of each year
                    ( )  Other:

Day Count Basis:    (X)  30/360
                    ( )  Actual

Form:     (X)   Book-Entry Note (DTC)
          ( )   Certificated Note

Redemption:
 (X)  The Notes may not be redeemed prior to stated maturity.
 ( )  The Notes may be redeemed prior to maturity.

Optional Redemption Date(s):
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction:
Modified Payment Upon Acceleration:

Sinking Fund:  None

Right of Payment:
 ( )  Subordinated   (X)  Unsubordinated

Original Issue Discount: N/A

Amount of OID:
Yield to Maturity:
Interest Accrual Date:
Initial Accrual Period OID:

Amortization Schedule: N/A

Denominations: $250,000 with $1,000 internal multiples thereafter.

Plan of Distribution: J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company.

The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.